Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL, (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED, AND (III) IS THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Capital Alliance Agreement

The Capital Alliance Agreement (hereinafter referred to as the "Agreement") has been entered into by and between MEDIROM Healthcare Technologies Inc. (hereinafter referred to as "Medirom") and Kufu Company Inc. (hereinafter referred to as "Kufu") as follows.

Article 1(Purpose, etc.)

1.	This Agreement aims to expand the profitability of Medirom and Kufu by effectively utilizing the operating resources and operating know-how possessed by Medirom and Kufu through the capital alliance.

2.	Medirom and Kufu acknowledge that, as a premise to the alliance, each party will be responsible for its own operating results during the alliance period and will not be liable for any loss, damage or other business risks of the other party.

Article 2(Descriptions of Capital Alliance)

1.	Medirom and Kufu will diligently have discussions on alliance in connection with the relaxation salon and other store operations business operated by Medirom and the business related to activity trackers manufactured and sold by Medirom, “MOTHER Bracelet™”, which work without charging (hereinafter referred to as the "Alliance").

2.	The scope of the Alliance shall be determined by executing a separate business alliance agreement (hereinafter referred to as the "Individual Agreement") in writing after discussion between Medirom and Kufu, as required. The provisions set forth in this Agreement shall apply to all Individual Agreements during the term of this Agreement, provided, however, that in the event there are any provisions in the Individual Agreement conflicting from the provisions of this Agreement, the provisions of the Individual Agreement shall prevail.

3.	In the event Medirom issues new shares or allots new shares or share options (except in the event of an incentive plan or remuneration for employees or outside consultants), Kufu shall be entitled to allotment of such shares or share options on the same terms.

4.	Medirom and Kufu shall discuss the Alliance after the execution of this Agreement, and shall designate meetings by mutual agreement, which will be chosen from board meeting, management meeting, meeting for business development, and any other meetings, regardless of what the name of them is, wherein any management and operating matters are discussed, (hereinafter referred to as the "Alliance-Related Meeting") (provided, however, that Medirom shall agree unless there is any rationale, in the event Kufu wishes; such Alliance-Related Meetings may be changed from time to time by mutual agreement of Medirom and Kufu in accordance with the progress of the Alliance). Kufu shall be entitled to send personnel required for the Alliance-Related Meetings and have such personnel opine, and Medirom shall share schedule of the Alliance-Related Meetings with Kufu in advance, and, if requested by Kufu, shall notify the date and time, venue, method, and agenda of the meetings without delay, and, if there are meeting materials, shall share the meeting materials by the time of the meeting.

5.	Medirom shall provide the following materials to Kufu as soon as bases for the following figures are collected.

(1) [***] of group companies; and

(2) [***] at monthly meetings of the Board of Directors

6.	In the event that Kufu intends to sell shares of Medirom held by Kufu, Kufu shall notify Medirom in writing of such intention and number of shares to be sold no later than [***] prior to the scheduled date of sale. In such case, the provisions set forth in Paragraphs 3 through 5 shall cease the effect until Kufu withdraws its intention to sell in writing.

7.	In order for Kufu not to violate the laws of Japan and the US, including regulations on insider trading, in connection with Kufu’s sale of shares of Medirom, upon receipt of the document set forth in the preceding paragraph, Medirom shall take measures pursuant to the latter provision of the preceding paragraph, and shall implement necessary procedures for Kufu’s sale of shares of Medirom. Medirom uses its effort for Kufu to realize the sale on the scheduled sale date; however, for the avoidance of doubt, Medirom does not assure the sale will happen on the scheduled sale date.

Article 3 (Non-Exclusivity)

This Agreement shall not create an exclusive partnership between the parties and shall not restrict its business activities to be attempted with third parties in the ordinary course of business.

Article 4 (Confirmation of Progress, etc.)

1.	Medirom and Kufu shall hold meetings periodically, as agreed separately, to mutually confirm status of the Alliance and Individual Agreements, outcomes, and other matters.

2.	As a result of the confirmation under the preceding paragraph, Medirom and Kufu shall discuss the field, substances, and promotion method of the alliance, as necessary, and make necessary amendment to the substances of the Alliance.

Article 5 (Cost)

Each of Medirom and Kufu shall be responsible for its costs that are necessary for each party in engaging in the Alliance, provided, however, that this shall not apply in the event of any mutual agreement that agree differently in relation to costs.

Article 6 (Ownership of Intellectual Property Rights)

1.	In connection with industrial property rights such as patent rights, copyrights, and other intellectual property rights (including know-how, hereinafter referred to as "Intellectual Property Rights") relating to the deliverables generated in the course of the Alliance, if any inventions are made by only one party, the Intellectual Property Rights shall belong to the party who made such inventions, and if inventions are made by both parties, the Intellectual Property Rights shall be shared by both parties.

2.	The Alliance shall not be construed as assignment, transfer or otherwise disposal of any Intellectual Property Rights held by each party prior to the execution of this Agreement.

Article 7 (Effective Period)

The term of this Agreement shall take into effect on the payment date for the corporate bonds with share options pursuant to the Purchase Agreement for 1st Unsecured Convertible-Style Corporate Bonds with Share Options executed between Medirom and Kufu on December 9, 2022, and expire on December 28, 2027, or when Kufu no longer holds any of the corporate bonds with share options or the shares of Medirom, whichever comes earlier, provided, however, that this shall not preclude the parties from agreeing differently.

Article 8 (Termination and Acceleration)

1.	Either of Medirom or Kufu may terminate this Agreement or the Individual Agreement if the other party breaches any of the provisions of this Agreement or the Individual Agreement and such breach is not remedied within a reasonable period of time despite a demand for a reasonable period of time, provided, however, that this provision shall not apply if the breach of this Agreement or the Individual Agreement at the time of expiration of such period is insignificant in light of this Agreement, the Individual Agreement, and social norm .

2.	Medirom or Kufu shall be entitled to terminate this Agreement or the Individual Agreement, in whole or in part, without any notice in the event that any of the events listed in the following items occurs to the other party (to Medirom, in the case of Items (6) and (7)); provided, however, that if the reason of the event is attributable to the terminating party, the termination may not be effected due to such reason:

(1)	In the event of any material breach or destroy of trust by the other party in connection with this Agreement or any Individual Agreement;

(2)	In the event that a disposition such as rescission or suspension of business operation has been made by competent authority;

(3)	In the event of suspension of payment or insolvency, dishonoring a bill or check drawn or accepted by a bank, or suspension of business with a bank;

(4)	In the event that a third party has commenced a seizure, provisional seizure, provisional disposition, or other compulsory execution or an auction for exercise of a security interest, or a disposition for failure to pay taxes and other public charges, or any other similar proceedings;

(5)	In the event a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings or special liquidation proceedings is filed or a notice of arrangement of liabilities is given;

(6)	In the event of a resolution for extinguishment by merger, reduction of capital, abolition or change of business operation, or dissolution; and

(7)	In the event of any other material event that makes it impossible to continue this Agreement or the Individual Agreement.

3.	In the event this Agreement or an Individual Agreement is terminated pursuant to the preceding two paragraphs and the terminating party suffers damages, the terminating party may claim compensation for such damages from the other party.

4.	A party to any of this Agreement or an Individual Agreement terminated under Paragraph 1 or 2 may not claim compensation for such damage from the other party even if it has suffered damage from such termination.

5.	In the event that either Medirom or Kufu falls under any of the items of Paragraph 2 or this Agreement or the Individual Agreement is terminated, any of the duties under this Agreement, Individual Agreements, and other agreements executed by the other party shall become due and payable, and must be immediately repaid at once.

Article 9 (Damages)

In the event Medirom or Kufu causes damages to the other party due to reasons attributable to it in connection with this Agreement or the Individual Agreement, the party causing such damages shall be liable to compensate the other party for such damages (including attorneys' fees).

Article 10 (Confidentiality)

1.	Medirom and Kufu shall keep confidential and shall not disclose or divulge to any third party, without the prior written consent of the other party, any information in connection with technical, business and management information of the other party obtained in connection with this Agreement or the Individual Agreement (hereinafter collectively referred to as "Confidential Information"). In connection with such confidentiality, Medirom and Kufu must manage the Confidential Information with the due care of a good manager.

2.	The information in each of the following items shall not fall under the category of Confidential Information:

(1)	Information already in the possession at the time of disclosure

(2)	Information that was already in the public domain at the time of disclosure or that was subsequently in the public domain due to reasons not attributable to the receiving party

(3)	Information lawfully obtained from a third party after disclosure

(4)	Information independently developed or created without using the disclosed confidential information

(5)	Information requested to be disclosed pursuant to the provisions of laws and regulations or an order of a court

3.	Medirom and Kufu may disclose Confidential Information only to their officers and employees who are required for the performance of this Agreement or Individual Agreement, or to outsourcees, attorneys, certified public accountants, tax accountants, or other advisors, any of who must owe obligations equivalent to the ones assumed by the parties under this Agreement or Individual Agreement, and shall not use such Confidential Information for any purpose other than this Agreement or Individual Agreement. If Medirom and Kufu disclose the Confidential Information to any person provided for in this paragraph, then it shall be responsible for any performance of such person’s obligations.

4.	Notwithstanding Paragraph 1, Medirom and Kufu may, to the minimum extent necessary, publish or disclose Confidential Information in accordance with laws and regulations, courts, regulatory authorities, financial instruments exchanges, and other judicial decisions, rules, or orders of public organs which have regulatory authority. In the event of such publication or disclosure, the disclosing party shall promptly notify the other party thereof.

5.	Medirom and Kufu shall not copy or reproduce the Confidential Information beyond the scope required for the purposes of this Agreement or any Individual Agreement, and any copies or reproductions shall be included in the Confidential Information.

6.	In the event this Agreement or the Individual Agreement is terminated due to termination, cancellation, or any other reason of this Agreement or the Individual Agreement, Medirom and Kufu shall promptly return or dispose of the Confidential Information (including copies and reproductions) as instructed by the other party. When discarding the Confidential Information, the discarding party shall take a measure in which the Confidential Information cannot be reused.

7.	Medirom and Kufu may suppress such disclosure or improper use of Confidential Information if the other party is likely to disclose or use the Confidential Information for any purpose in contravention of this Article.

Article 11 (Elimination of Anti-Social Forces)

1.	Medirom and Kufu hereby represent that it does not currently fall under any of the following items and hereby affirm that it does not fall under any of these items in the future:

(1)	A party falls under a person who falls under the category of an organized crime group, a member of an organized crime group, a person who has not yet passed five years from the time he/she ceased to be a member of an organized crime group, a quasi-member of an organized crime group, a company related to an organized crime group, a general meeting person, etc., or a special intelligent organized crime group, etc., or any other person equivalent thereto (hereinafter referred to as "Organized Crime Group Member, etc.").

(2)	There is a relationship in management controlled by Organized Crime Group Member, etc.

(3)	There is a relationship in management wherein Organized Crime Group Member, etc. is substantially involved.

(4)	There is a relationship that is found to unjustly utilize Organized Crime Group Member, etc. for the purpose of promoting illicit gain for oneself, for itself, or for a third party, or for the purpose of inflicting damage on a third party

(5)	There is a relationship of involvement by providing funds to or providing any benefits to Organized Crime Group Member, etc.

(6)	Any officer or person who is substantially involved in management has a relationship with Organized Crime Group Member, etc. that should be socially condemned.

2.	Medirom and Kufu assure not to engage in any acts falling under any of the following items by themselves or by using a third party.

(1)	Violent demands

(2)	Unjust demands beyond legal responsibility

(3)	Threatening speech or behavior or act of violence in connection with transactions

(4)	Act of spreading rumors, harming the other party’s credibility by using fraudulence or force, or obstructing the other party’s business operation

(5)	Any other act similar to any of the preceding items

3.	Medirom or Kufu may terminate this Agreement and the Individual Agreement without giving any notice to the other party, regardless of whether or not there is any cause attributable to the other party, in the event the other party falls under Organized Crime Group Member, etc., or any of the items of Paragraph 1, or engages in acts that fall under any of the items of the preceding paragraph, or is found that the other party has made a false statement with respect to a representation or assurance under the provisions of Paragraph 1.

4.	Medirom and Kufu confirm and acknowledge that in the event of termination of this Agreement or the Individual Agreement pursuant to the preceding paragraph, the terminating party shall not be liable to compensate for any damages incurred by the other party.

Article 12 (Amendment to Agreement)

This Agreement and the Individual Agreement may be amended only by written agreement of Medirom and Kufu.

Article 13 (Prohibition of Assignment of Status, etc. under this Agreement)

Medirom and Kufu shall not, without a prior written consent of the other party, assign or transfer to a third party or pledge as security all or part of its status under this Agreement or Individual Agreement, or its rights or obligations under this Agreement or Individual Agreement.

Article 14 (Entire Agreement)

This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, written or oral, between the parties hereto.

Article 15(Remaining Provisions)

1.	Even after the termination of this Agreement, the provisions of Article 6 (Ownership of Intellectual Property Rights), Article 8 (Termination and Acceleration), Article 9 (Damages), Article 11 (Elimination of Anti-Social Forces), Article 13 (Prohibition of Assignment of Status, etc. under this Agreement), this Article, Article 16 (Governing Law and Jurisdiction), and Article 17 (Consultation in Good Faith) shall remain in full force and effect, and the provisions of Article 10 (Confidentiality) shall remain in full force and effect for three years.

2.	If, at the time of termination of this Agreement, a valid Individual Agreement exists, this Agreement shall remain in force until the termination of such Individual Agreement.

Article 16(Governing Law and Jurisdiction)

1.	This Agreement and the Individual Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	The Tokyo District Court shall have an exclusive jurisdiction as the court of first instance for any dispute arising out of or in connection with this Agreement, any Individual Agreement, or any other dispute.

Article 17(Consultation in Good Faith)

In the event any matter not stipulated in this Agreement or any doubt arises with respect to the interpretation of any of the provisions of this Agreement, the parties hereto shall negotiate in good faith and resolve such matter in accordance with the doctrine of good faith.

IN WITNESS WHEREOF, two original copies of this Agreement shall be executed, signed and sealed, and each party shall retain one copy.

December 9, 2022

Medirom:	2-3-1, Daiba, Minato-ku, Tokyo	Kufu :	1-4-28, Mita, Minato-ku, Tokyo
	MEDIROM Healthcare Technologies Inc. /s/ Kouji Eguchi, Representative Director		Kufu Company Inc. /s/ Yoshiteru Akita, Chief Executive Officer